Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (October 29, 2014) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $8,234,000, or $0.50 per diluted share, for the three months ended September 30, 2014. These results compare to earnings of $7,361,000, or $0.45 per diluted share reported by the Company for the three months ended September 30, 2013.

Included in the results for the three months ended September 30, 2014 were $799,000 of noninterest expenses related to the merger with North Valley Bancorp that were incurred by the Company during the three months ended September 30, 2014 of which $688,000 are not deductible for income tax purposes, the recovery of $769,000 related to an originated residential construction loan that was previously charged off and resulted in a reversal of provision for loan losses of $769,000, the receipt of $2,500,000 representing the complete payoff of all principal and interest due on a purchased credit impaired commercial real estate loan that was accounted for as part of a pool of loans that resulted in a reversal of provision for loan losses of $670,000, and gains on the sale of foreclosed assets of $385,000. Excluding these merger related expenses, loan recoveries, and gain on sale of foreclosed assets, earnings for the three months ended September 30, 2014 would have been $7,865,000 or $0.48 per diluted share.

The Company’s results for the three months ended September 30, 2014 do not include the effect of revenue and expenses from the operations of North Valley Bancorp, or the TriCo Bancshares common stock issued in consideration of the merger, as the merger with North Valley Bancorp occurred on October 3, 2014. Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and the TriCo Bancshares common stock issued in consideration of the merger will be included in the results of the Company.

The following is a summary of the components of the Company’s consolidated net income for the periods indicated:

	Three months ended
	September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Net Interest Income	$28,049	$26,367	$1,682	6.4%
Benefit from reversal of provision for loan losses	2,977	393	2,584	657.5%
Noninterest income	8,589	9,127	(538)	(5.9%)
Noninterest expense	(25,380)	(23,616)	(1,764)	7.5%
Provision for income taxes	(6,001)	(4,910)	(1,091)	22.2%

Net income	$8,234	$7,361	$873	11.9%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the periods indicated:

	As of September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Total assets	$2,794,943	$2,632,106	$162,837	6.2%
Total loans	1,765,871	1,657,051	$108,820	6.6%
Total investments	540,053	317,640	$222,413	70.0%
Total deposits	$2,437,356	$2,293,311	$144,045	6.3%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$1,752,026	$24,980	5.70%	$1,714,061	$24,433	5.70%	$1,635,506	$25,123	6.14%
Investments - taxable	478,223	3,823	3.20%	478,904	3,594	3.00%	249,901	1,863	2.98%
Investments - nontaxable	15,881	184	4.63%	16,102	187	4.65%	20,809	275	5.29%
Cash at Federal Reserve and other banks	315,267	213	0.27%	350,229	274	0.31%	498,978	378	0.30%

Total earning assets	2,561,397	29,200	4.56%	2,559,296	28,488	4.45%	2,405,194	27,639	4.60%

Other assets, net	210,575			178,338			198,049

Total assets	$2,771,972			$2,737,634			$2,603,243

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$556,406	111	0.08%	$550,372	115	0.08%	$522,784	145	0.11%
Savings deposits	870,615	273	0.13%	853,643	263	0.12%	800,126	249	0.12%
Time deposits	256,155	388	0.61%	268,352	390	0.58%	307,957	460	0.60%
Other borrowings	6,829	—	0.00%	6,217	1	0.06%	7,693	1	0.05%
Trust preferred securities	41,238	310	3.01%	41,238	306	2.97%	41,238	314	3.05%

Total interest-bearing liabilities	1,731,243	1,082	0.25%	1,719,822	1,075	0.25%	1,679,799	1,169	0.28%

Noninterest-bearing deposits	741,792			722,779			643,175
Other liabilities	33,089			34,216			36,494
Shareholders’ equity	265,848			260,817			243,776

Total liabilities and shareholders’ equity	$2,771,972			$2,737,634			$2,603,243

Net interest rate spread			4.31%			4.20%			4.32%
Net interest income/net interest margin (FTE)		28,118	4.39%		27,413	4.28%		26,470	4.40%

FTE adjustment		(69)			(70)			(103)

Net interest income (not FTE)		$28,049			$27,343			$26,367

Net interest income (FTE) during the third quarter of 2014 increased $1,648,000 (6.2%) from the same period in 2013 to $28,118,000. The increase in net interest income (FTE) was due primarily to a $223,394,000 (83%) increase in the average balance of investments to $494,104,000, and a $116,520,000 (7.1%) increase in the average balance of loans to $1,752,026,000 that were partially offset by a 44 basis point decrease in the average yield on loans from 6.14% during the three months ended September 30, 2013 to 5.70% during the three months ended September 30, 2014. During much of 2013 and the nine months ended September 30, 2014, the Company used a portion of its Fed funds sold to buy investments with higher yields while maintaining an appropriate level of interest rate risk. The increase in average loan balances was due to organic loan growth and the purchase of $19,690,000 and $12,327,000 of single family residential real estate loans during the second and third quarters of 2014, respectively. The decrease in average loan yields is due primarily to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The increases in average investment and loan balances added $1,636,000 and $1,789,000 to net interest income (FTE) while the decrease in average loan yields reduced net interest income (FTE) by $1,932,000 when compared to the year-ago quarter. During the three and nine months ended September 30, 2014 and some of 2013, the Company continued to experience some increase in loan demand albeit generally at lower yields than existing loans.

Loans acquired through purchase or acquisition of other banks are classified as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company benefited from a $2,977,000 reversal of provision for loan losses during the three months ended September 30, 2014 versus a $393,000 reversal of provision during the three months ended September 30, 2013. As noted above, during the three months ended September 30, 2014, the Company recovered $769,000 related to an originated residential construction loan that was previously charged off that resulted in a reversal of provision for loan losses of $769,000, and received $2,500,000 representing the complete payoff of all principal and interest due on a purchased credit impaired commercial real estate loan that was accounted for as part of a pool of loans that resulted in a reversal of provision for loan losses of $670,000. Excluding these items, the benefit from reversal of provision for loan losses would have been $1,538,000 for the three months ended September 30, 2014. In general, the credit quality of the Company’s loans continued to improve during the quarter ended September 30, 2014 due to improvements in collateral values and estimated cash flows related to nonperforming originated loans and purchased credit impaired loans, reductions in nonperforming originated loans and purchased credit impaired loans, and decreases in loss histories for performing originated loans compared to year-ago levels.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
	September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Service charges on deposit accounts	2,885	3,353	(468)	(14.0%)
ATM fees and interchange	2,329	2,132	197	9.2%
Other service fees	545	562	(17)	(3.0%)
Mortgage banking service fees	419	434	(15)	(3.5%)
Change in value of mortgage servicing rights	(88)	181	(269)	(148.6%)

Total service charges and fees	6,090	6,662	(572)	(8.6%)

Gain on sale of loans	509	1,083	(574)	(53.0%)
Commission on NDIP	703	692	11	1.6%
Increase in cash value of life insurance	490	531	(41)	(7.7%)
Change in indemnification asset	14	(461)	475	(103.0%)
Gain on sale of foreclosed assets	385	313	72	23.0%
Other noninterest income	398	307	91	29.6%

Total other noninterest income	2,499	2,465	34	1.4%

Total noninterest income	$8,589	$9,127	($538)	(5.9%)

Noninterest income decreased $538,000 (5.9%) to $8,589,000 during the three months ended September 30, 2014 compared to the three months ended September 30, 2013. The decrease in noninterest income was due primarily to a $574,000 (53.0%) decrease in gain on sale of loans to $509,000, a $468,000 (14.0%) decrease in service charges on deposit accounts, and a $269,000 decrease in change in value of mortgage servicing rights, that were partially offset by a $475,000 improvement in change in indemnification asset and a $197,000 (9.2%) increase in ATM fees and interchange revenue. The decrease in gain on sale of loans was primarily due to a significant decrease in newly originated mortgages for the Company to sell, following the increase in residential real estate mortgage rates that occurred in May 2013 that resulted in a significant decrease in mortgage refinance activity. The decrease in service charges on deposit accounts was primarily due to reduced customer overdrafts and a resulting decrease in non-sufficient funds fees. The decrease in the change in value of mortgage servicing rights was due primarily to a decrease in the balance of mortgages serviced during the quarter ended September 30, 2014 compared to an increase in such balances during the quarter ended September 30, 2013, and a slight decrease in estimated prepayment speeds of such mortgages during the three months ended September 30, 2014 versus a larger decrease in estimated prepayment speeds during the three months ended September 30, 2013. An increase in prepayment speed decreases the value of mortgage servicing rights and a decrease in mortgage prepayment speed increases the value of mortgage servicing rights. Mortgage prepayment speed generally increases when market rates for mortgages decrease, and vice versa. The improvement in change in indemnification asset was primarily due to stable and low expectations of future covered losses when compared to changes in the year-ago quarter. The increase in ATM fees and interchange revenue was primarily due to increased interchange revenue from the negotiation of a more favorable agreement with the Company’s interchange service provider and increased sales efforts in this area.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	September 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Salaries	9,066	8,716	$350	4.0%
Commissions and incentives	1,265	1,166	99	8.5%
Employee benefits	3,038	2,979	59	2.0%

Total salaries and benefits expense	13,369	12,861	508	3.9%

Occupancy	1,971	1,925	46	2.4%
Equipment	995	1,089	(94)	(8.6%)
Change in reserve for unfunded commitments	175	(335)	510	(152.2%)
Data processing and software	1,637	1,184	453	38.3%
Telecommunications	648	629	19	3.0%
ATM network charges	657	626	31	5.0%
Professional fees	1,468	776	692	89.2%
Advertising and marketing	581	492	89	18.1%
Postage	179	269	(90)	(33.5%)
Courier service	269	217	52	24.0%
Intangible amortization	53	53	0	0.0%
Operational losses	138	137	1	0.7%
Provision for foreclosed asset losses	98	47	51	108.5%
Foreclosed asset expense	94	48	46	95.8%
Assessments	493	572	(79)	(13.8%)
Other	2,555	3,026	(471)	(15.6%)

Total other noninterest expense	12,011	10,755	1,256	11.7%

Total noninterest expense	$25,380	$23,616	$1,764	7.5%

Salary and benefit expenses increased $508,000 (3.9%) to $13,369,000 during the three months ended September 30, 2014 compared to the three months ended September 30, 2013. Base salaries increased $350,000 (4.0%) to $9,066,000 during the three months ended September 30, 2014 versus the year ago period despite a 2.0% decrease in the average number of full time equivalent employees from 732 to 717. The average number of full time equivalent employees decreased primarily due to the reductions in staff from the closing of six branches since December 31, 2012 that was partially offset by increases in full time equivalent back office staff and management. The salary expense attributable to the newly added back office staff and management outweighed the reduction in salary expense attributable to the branch closings. Annual salary merit increases of approximately 2.5% also contributed to the increase in base salary expense. Incentive and commission related salary expenses increased $99,000 (8.5%) to $1,265,000 during three months ended September 30, 2014. Benefits expense, including retirement, medical and workers’ compensation insurance, and taxes, increased $59,000 (2.0%) to $3,038,000 during the three months ended September 30, 2014.

Other noninterest expense increased $1,256,000 (11.7%) to $12,011,000 during the three months ended September 30, 2014 compared to the three months ended September 30, 2013. The increase in other noninterest expense was due primarily to a $692,000 (89.2%) increase in professional fees to $1,468,000, a $510,000 increase in provision for losses for unfunded commitments to $175,000, and a $453,000 (38.3%) increase in data processing and software expenses to $1,637,000 that were partially offset by a $471,000 (15.6%) decrease in other noninterest expenses. The increase in professional fees was mainly due to $492,000 of legal and consulting expenses related to the North Valley Bancorp merger. The increase in provision for losses for unfunded commitments was due to increased unfunded commitments during the three months ended September 30, 2014 compared to a decrease in unfunded commitments in the year-ago quarter. The increase in data processing and software expenses was due primarily to $307,000 of system conversion planning expenses related to the North Valley Bancorp merger. The decrease in other noninterest expense was due primarily to $339,000 of legal settlement expense during the three months ended September 30, 2013 compared to no legal settlement expenses during the three months ended September 30, 2014. During the three months ended September 30, 2014, the Company incurred $799,000 of noninterest expense related to the North Valley Bancorp merger.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. Based on an exchange ratio of 0.9433 shares of TriCo common stock for each share of North Valley Bancorp common stock, North Valley Bancorp shareholders received a total of 6,575,550 shares of TriCo common stock and $6,823 of cash in-lieu of fractional shares for all of the common shares of North Valley Bancorp. The 6,575,550 shares of TriCo common stock issued to North Valley Bancorp shareholders represents, on a pro forma basis, 28.9% of the 22,714,964 shares of the combined Company’s outstanding common stock on October 3, 2014. Based on TriCo’s closing stock price of $23.01 on October 3, 2014, North Valley Bancorp shareholders received consideration valued at $151,310,000 or approximately $21.71 for each of the 6,971,105 shares of North Valley Bancorp common stock outstanding immediately prior to the merger. TriCo appointed three North Valley Bancorp directors to TriCo’s board upon closing of the merger on October 3, 2014 as contemplated by the merger agreement.

North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California at June 30, 2014. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank.

Richard Smith, President and CEO of Tri Counties Bank commented, “We are very excited with the addition of the talented bankers that have joined our team as a result of our acquisition of North Valley Bank. We continue to be impressed with their efforts to capitalize on opportunities afforded them by our business combination. We are quickly becoming one team working together for a common goal. Together we are better.”

Smith added, “Our acquisition of North Valley Bancorp was completed on October 3, 2014. On October 25, 2014, we completed the data conversion of the information systems from North Valley Bancorp to Tri Counties Bank. This integration of data systems is a critical phase of our merger plan, and allows us to continue forward during the 4th quarter of 2014 to further integrate and consolidate our banking operations. We are pleased with our progress to date as we continue to execute our merger plan.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, the Company’s ability to effectively integrate the business of North Valley as anticipated following the merger, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2013. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Statement of Income Data
Interest income	$29,131	$28,418	$27,159	$27,462	$27,536
Interest expense	1,082	1,075	1,087	1,123	1,169
Net interest income	28,049	27,343	26,072	26,339	26,367
(Benefit from) provision for loan losses	(2,977)	1,708	(1,355)	172	(393)
Noninterest income:
Service charges and fees	6,090	5,519	5,462	5,973	6,662
Other income	2,499	2,358	2,833	1,380	2,465
Total noninterest income	8,589	7,877	8,295	7,353	9,127
Noninterest expense:
Base salaries net of deferred loan origination costs	9,066	9,008	8,866	8,832	8,716
Incentive compensation expense	1,265	1,205	1,123	943	1,166
Employee benefits and other compensation expense	3,038	3,104	3,314	3,449	2,979
Total salaries and benefits expense	13,369	13,317	13,303	13,224	12,861
Other noninterest expense	12,011	11,799	10,014	11,654	10,755
Total noninterest expense	25,380	25,116	23,317	24,878	23,616
Income before taxes	14,235	8,396	12,405	8,642	12,271
Net income	$8,234	$4,859	$7,365	$5,236	$7,361
Share Data
Basic earnings per share	$0.51	$0.30	$0.46	$0.33	$0.46
Diluted earnings per share	$0.50	$0.30	$0.45	$0.32	$0.45
Book value per common share	$16.57	$16.17	$15.94	$15.61	$15.27
Tangible book value per common share	$15.56	$15.16	$14.93	$14.59	$14.24
Shares outstanding	16,139,414	16,133,414	16,120,297	16,076,662	16,076,662
Weighted average shares	16,136,675	16,128,550	16,096,569	16,076,662	16,073,864
Weighted average diluted shares	16,330,746	16,310,463	16,322,295	16,333,476	16,230,160
Credit Quality
Nonperforming originated loans	$33,849	$37,164	$44,334	$45,131	$53,261
Total nonperforming loans	40,643	44,200	51,968	53,216	61,384
Foreclosed assets, net of allowance	5,096	5,785	3,215	6,262	4,140
Loans charged-off	345	1,028	766	1,840	985
Loans recovered	$1,274	$967	$2,197	$574	$1,119
Selected Financial Ratios
Return on average total assets	1.19%	0.71%	1.08%	0.78%	1.13%
Return on average equity	12.39%	7.45%	11.56%	8.41%	12.08%
Average yield on loans	5.70%	5.70%	5.68%	5.93%	6.14%
Average yield on interest-earning assets	4.56%	4.45%	4.27%	4.39%	4.60%
Average rate on interest-bearing liabilities	0.25%	0.25%	0.25%	0.26%	0.28%
Net interest margin (fully tax-equivalent)	4.39%	4.28%	4.10%	4.21%	4.40%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$290	$69	$203	$255	$140
Discount accretion PCI - other loans	822	811	984	893	898
Discount accretion PNCI loans	402	624	379	568	1,115
All other loan interest income	23,466	22,929	22,172	22,754	22,970
Total loan interest income	$24,980	$24,433	$23,738	$24,470	$25,123

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Balance Sheet Data
Cash and due from banks	$369,679	$344,383	$502,251	$598,368	$541,150
Securities, available for sale	84,962	91,514	97,269	104,647	115,215
Securities, held to maturity	443,509	422,502	344,523	240,504	193,262
Federal Home Loan Bank Stock	11,582	11,582	9,163	9,163	9,163
Loans held for sale	2,724	1,671	1,119	2,270	3,247
Loans:
Commercial loans	135,085	137,341	119,418	131,878	133,616
Consumer loans	373,620	377,143	381,786	383,163	389,711
Real estate mortgage loans	1,214,153	1,167,856	1,126,298	1,107,863	1,091,475
Real estate construction loans	43,013	56,246	59,550	49,103	42,249
Total loans, gross	1,765,871	1,738,586	1,687,052	1,672,007	1,657,051
Allowance for loan losses	(37,920)	(39,968)	(38,322)	(38,245)	(39,340)
Foreclosed assets	5,096	5,785	3,215	6,262	4,140
Premises and equipment	32,181	31,880	32,004	31,612	31,246
Cash value of life insurance	53,596	53,106	52,706	52,309	51,919
Goodwill	15,519	15,519	15,519	15,519	15,519
Intangible assets	726	779	831	883	935
Mortgage servicing rights	5,985	5,909	6,107	6,165	6,049
Indemnification (liability) asset	(3)	(37)	(220)	206	861
Accrued interest receivable	6,862	7,008	6,690	6,516	6,450
Other assets	34,574	34,262	35,277	35,880	35,239
Total assets	$2,794,943	2,724,481	2,755,184	2,744,066	2,632,106
Deposits:
Noninterest-bearing demand deposits	762,452	720,743	728,492	789,458	656,266
Interest-bearing demand deposits	553,053	547,110	554,296	533,351	524,897
Savings deposits	872,432	854,127	856,811	798,986	811,182
Time certificates	249,419	263,216	271,521	288,688	300,966
Total deposits	2,437,356	2,385,196	2,411,120	2,410,483	2,293,311
Accrued interest payable	753	849	865	938	937
Reserve for unfunded commitments	2,220	2,045	2,230	2,415	2,875
Other liabilities	33,331	28,135	36,035	31,711	33,667
Other borrowings	12,665	6,075	6,719	6,335	14,626
Junior subordinated debt	41,238	41,238	41,238	41,238	41,238
Total liabilities	2,527,563	2,463,538	2,498,207	2,493,120	2,386,654
Total shareholders’ equity	267,380	260,943	256,977	250,946	245,452
Accumulated other comprehensive gain	1,796	2,188	1,802	1,857	132
Average loans	1,752,026	1,714,061	1,671,231	1,649,692	1,635,506
Average interest-earning assets	2,561,398	2,559,296	2,552,912	2,511,318	2,405,194
Average total assets	2,771,972	2,737,634	2,737,764	2,693,231	2,603,243
Average deposits	2,424,968	2,395,146	2,399,918	2,357,230	2,274,042
Average total equity	$265,848	$260,817	$254,885	$249,020	$243,776
Total risk based capital ratio	14.8%	14.6%	14.8%	14.8%	14.9%
Tier 1 capital ratio	13.5%	13.4%	13.6%	13.5%	13.6%
Tier 1 leverage ratio	10.5%	10.4%	10.2%	10.2%	10.4%
Tangible capital ratio	9.0%	9.0%	8.8%	8.6%	8.8%